Exhibit 99.1

NEWS RELEASE

Lincoln National Corporation Enters into $550 Million 10-Year Letter of Credit Facility

PHILADELPHIA, January 7, 2010 — Lincoln National Corp. (NYSE:LNC) today announced that it and certain of its subsidiaries have entered into a $550 million, 10-year letter of credit transaction with Credit Suisse AG to support regulatory capital requirements for its life insurance business.  The transaction is expected to provide approximately $400 million of initial statutory capital relief as of December 31, 2009 to Lincoln’s primary insurance subsidiary, The Lincoln National Life Insurance Company.  The estimated annual GAAP expense is $10 million, after-tax.

“We are pleased to have executed on a comprehensive term life reserve transaction of this size and duration,” said Fred Crawford, executive vice president and chief financial officer.  “This transaction represents a significant step forward on executing our long-term capital management plan supporting the life business and one of several actions taken in 2009 to fortify our overall capital position heading into 2010.”

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $137 billion as of September 30, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	484 583-1735
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Forward Looking Statements — Cautionary Language

Certain statements made in this release are "forward-looking statements." Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others, deterioration in general economic or business conditions; continued credit market illiquidity; lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations; lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries; legislative and regulatory changes and proceedings; changes in interest rates; sudden or prolonged declines in the equity markets; and deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income. The risks included here are not exhaustive. Lincoln's quarterly report on Form 10-Q for the quarter ended September 30, 2009, annual report on Form 10-K, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance.